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                                                                    EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-35380 and Form S-8 pertaining to the 1992 Stock Option Plan, 1996 Directors' Stock Option Plan, the amended and restated 1998 Stock Option Plan of Eco Soil Systems, Inc., the 1999 Equity Participation Plan of Eco Soil Systems, Inc., the 1999 New Hire Stock Option Plan and the 2000 Employee Stock Option Plan of Eco Soil Systems, Inc. and options granted pursuant to non-statutory stock option agreements of our report dated March 3, 2000, with respect to the consolidated financial statements and schedule of Eco Soil Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP

San Diego, California
April 13, 2001